UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	April 29, 2008

Conexant Systems, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-24923	25-1799439
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

4000 MacArthur Boulevard, Newport Beach, California		92660
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	949-483-4600

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On April 29, 2008, Conexant Systems, Inc. (the "Company") and NXP B.V. ("NXP"), entered into an Asset Purchase Agreement (the "Agreement"), pursuant to which NXP has agreed to acquire certain assets related to the Company’s Broadband Media Processing business. Under the terms of the Agreement, NXP will pay to the Company an aggregate of $110 million upon the closing of the transaction (which amount is comprised of $82.5 million in cash and a cash payment of $27.5 million, payable to the Company no later than September 30, 2008, of which $11 million will be deposited into an escrow account). The escrow account will remain in place for twelve (12) months following the Closing to satisfy potential indemnification claims by NXP. Additional consideration of up to $35 million is payable to the Company contingent on the achievement of certain financial milestones over the six (6) calendar quarters commencing on July 1, 2008.

Assets to be sold pursuant to the Agreement include, among other things, specified patents, inventory, contracts and tangible assets. NXP has agreed to assume certain liabilities, including obligations under transferred contracts and certain employee-related liabilities. The Agreement contains various representations and warranties of the Company and NXP. Subject to certain exceptions and other provisions, each party has agreed to indemnify the other for breaches of representations and warranties, breaches of covenants and certain other matters.

NXP has agreed to provide employment to approximately 700 of the Company’s employees at locations in the United States, Europe, Israel, Asia-Pacific, and Japan following the Closing.

The Closing is conditioned, among other things, upon the accuracy of representations and warranties, compliance with covenants in the Agreement, passage of anti-trust waiting periods, receipt of third party consents, continued employment of certain specified groups of employees and approval by both parties of a transition services agreement covering the period following the closing.

The Agreement may be terminated (i) by mutual written consent, (ii) by either party if the Closing has not taken place by October 31, 2008, (iii) by either party if a court or other governmental entity issues a non-appealable order restraining or enjoining the transactions, (iv) subject to certain conditions, by either party if anti-trust conditions, if any, imposed on the transaction cannot be resolved by mutual agreement, (v) by either party in the event that the other party’s representations and warranties are materially inaccurate (subject to a right to cure) and (vi) by the Company in certain circumstances related to unsolicited acquisition offers (subject to NXP matching rights and the payment by the Company of a termination fee).

NXP and the Company also entered into an IP License Agreement, which will become effective upon the Closing. Pursuant to the IP License Agreement, the Company will grant to NXP a license to use certain of the Company's retained technology assets in connection with NXP's current and future products in certain fields of use, along with a patent license covering certain of the Company's retained patents to make, use, and sell such products (or, in some cases, components of such products). The licenses granted to NXP are nonexclusive, except that, for a limited period of time after the Closing, NXP has certain exclusive rights under the technology license in certain fields of use. In addition, NXP will grant back to the Company a license to use the technology assets that were sold by the Company to NXP in certain fields of use, along with a patent license in certain fields of use covering the patents that were sold by the Company to NXP. The licenses granted back to the Company will be nonexclusive, except that, for a limited period of time after the Closing, the Company has certain exclusive rights under the technology license in certain fields of use. All of the licenses granted in the IP License Agreement are royalty-free and irrevocable.

Item 2.02 Results of Operations and Financial Condition.

On April 29, 2008, the Company issued a press release announcing the Agreement. The press release is included with this report as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

99.1 Press Release of Registrant dated April 29, 2008.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Conexant Systems, Inc.

May 2, 2008	By:	Mark D. Peterson

Name: Mark D. Peterson
Title: Senior Vice President, Chief Legal Officer and Secretary

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Exhibit Index

Exhibit No.	Description

99.1	Press Release of Registrant dated April 29, 2008.